Exhibit 10.2

PACER STACKTRAIN

SUPPLEMENTAL BONUS PLAN

SUMMARY PLAN DESCRIPTION

The Company has adopted the Pacer Stacktrain Supplemental Cash Bonus Plan (the “Supplemental Plan”) under which all employees of the Company’s Pacer Stacktrain Division, including certain executive officers of the Company (the “Stacktrain Executives”), participate. The Supplemental Plan, which was approved by the Compensation Committee (the “Committee”) of the Company’s Board of Directors in January 2004, supplements the Company’s annual cash bonus plan (the “Basic Plan”) that is approved annually by the Committee and under which the Stacktrain Executives also participate. The Supplemental Plan covers the three years ending December 30, 2005 and provided for a cash bonus award equal to a fixed percentage (which percentage increases over the three-year period) of the participant’s target bonus amount under the Basic Plan for the applicable year if the Stacktrain Division achieves specified operating income targets established by the Committee for the applicable year. Supplemental bonus payments are limited by the size of the accrued bonus pool for the Supplemental Plan and are subject, to a lesser extent, satisfactory individual performance.